Exhibit 99.1

News Release
For Immediate Release

Company Contact:
Jack Collins, Investor Relations
Phone: (405) 702-7460
Website: www.qrcp.net
Quest Resource Reports Record First Quarter 2008 Results
OKLAHOMA CITY — May 13, 2008 — Quest Resource Corporation (NASDAQ: QRCP) (“Quest Resource”) today reported record financial results for the first quarter of 2008, excluding the impact of the non-cash change in derivative fair value. Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, rose by 95% from the first quarter 2007. The increase in Adjusted EBITDA was driven primarily by organic production growth, higher realized natural gas prices, a 21% reduction in per unit lease operating expense, and contributions from the KPC interstate pipeline acquired in November 2007 and oil producing properties acquired in February 2008.
The net loss for the period totaled $11.6 million, or $0.50 per share, as results were impacted by a $23.8 million unrealized loss on hedging instruments due to the large increase in natural gas prices experienced over the quarter.
Selected financial information in a comparative format for the quarters ended March 31, 2008 and 2007 is shown in the table below. For additional detail, investors can access Quest Resource’s Form 10-Q which was filed with the Securities and Exchange Commission on May 12, 2008.
Select Financial and Operating Data (in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)
Total Revenue	44,304	27,078
Net Income (Loss) Before Minority Interest	(17,693)	(2,877)
Minority Interest	6,050	(434)
Net Income (Loss)	(11,643)	(3,311)
Net Income (Loss) Per Share Basic	(0.50)	(0.15)
Net Income (Loss) Per Share Diluted	(0.50)	(0.15)
Operating Income	11,215	4,416

Adjusted EBITDA[1]	26,324	13,474

Weighted Average Shares Outstanding Basic	23,295	22,206
Weighted Average Shares Outstanding Diluted	23,295	22,206

(1)	A reconciliation of Adjusted EBITDA to Net Income and Net Cash from Operations, its most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, follows this news release.
Cash Distributions from Affiliates
Quest Energy Partners, L.P. (NASDAQ: QELP) (“Quest Energy”), the natural gas and oil master limited partnership formed with the contribution of certain producing properties from Quest Resource, declared a cash distribution of $0.41 per unit for the first quarter of 2008 for all of its outstanding units. On an annualized basis, the distribution was 2.5% higher than the partnership’s indicated initial quarterly rate of

$0.40 per unit. The distribution will be paid on May 15, 2008 to unitholders of record at the close of business on May 5, 2008. Quest Resource owns approximately 57% of the outstanding common and subordinated units and 100% of the general partner of Quest Energy. Quest Resource will receive approximately $5.1 million in cash distributions from its ownership interest in Quest Energy for the first quarter 2008.
Quest Midstream Partners, L.P. (“Quest Midstream”) declared a cash distribution for the first quarter of 2008 in the amount of $0.425 per common unit (and the proportionate distribution on the general partner’s units). The distribution will be paid on May 15, 2008 to unitholders of record at the close of business on May 5, 2008. Quest Resource owns subordinated units representing approximately 36% of the outstanding limited partner units and 85% of the general partner of Quest Midstream. Quest Resource received approximately $0.1 million in cash distributions from its ownership interest in Quest Midstream for the first quarter 2007.
Quest will provide additional detail regarding Quest Energy’s first quarter 2008 financial results and update 2008 guidance in the partnership’s press release that will be issued after its Form 10-Q is filed on May 15, 2008.
Gas and Oil Production Segment Results
Quest Resource primarily conducts its gas and oil production operations through Quest Energy and owns 3,201,521 common units, 8,857,981 subordinated units, and a 2% general partner interest in the partnership.
Total net natural gas equivalent production averaged 55.6 million cubic feet equivalents (Mmcfe) per day for the first quarter 2008, a 34% increase from an average of 41.4 Mmcfe per day from the first quarter 2007. The increase was driven by the successful execution of Quest’s development program over the past twelve months as well as the $9.5 million acquisition of oil producing properties in the first quarter 2008. Realized natural gas sales prices for the quarter, including the impact of hedges, was $7.26 per Mcf in the first quarter of 2008, up from $7.12 per Mcf in the year ago quarter.
Total production costs, excluding gross production and ad valorem taxes, were $1.12 per Mcfe for first quarter 2008 down from $1.41 per Mcfe in the first quarter 2007. This decrease was the result of rising production volumes and the benefits from certain cost cutting programs started during the third quarter 2007. Quest expects to continue to benefit from these programs and rising volumes in 2008 and anticipates production costs, excluding gross production and ad valorem taxes, of $1.00 per Mcfe to $1.15 per Mcfe for the full year.
During the first quarter, Quest drilled a total of 118 gross wells and completed 101 gross wells in the Cherokee Basin out of the 325 gross wells it plans to drill and complete in 2008. Quest leased approximately 15,000 net acres in the Cherokee Basin during the quarter at a cost of $100 per acre to $125 per acre.
At December 31, 2007, Quest Energy had the right to develop approximately 558,000 net acres in the Cherokee Basin, of which approximately 48% were undeveloped. At year end 2007, Quest Energy had identified approximately 2,100 gross drilling locations on its acreage in the Cherokee Basin, of which approximately 800 were classified as proved undeveloped. These locations represent an approximate six and a half year inventory of drilling activity at the planned 2008 level of 325 wells.
Natural Gas Pipelines Segment Results
Quest Resource conducts its natural gas pipelines operations through Quest Midstream.
Quest Midstream increased the size of its low pressure gathering system in the Cherokee Basin to approximately 2,000 miles after constructing approximately 70 miles of low pressure gas gathering pipelines in the first quarter 2008. The gathering system is the largest in the Cherokee Basin with current capacity of approximately 85 Mmcf/d and delivers virtually all its gathered gas into Southern Star Central

Gas Pipeline at multiple interconnects. Quest Midstream also owns over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri.
Quest Midstream’s total gas pipeline revenue increased by 97% to $15.6 million for the first quarter 2008 compared with $7.9 million in first quarter 2007. This increase was principally driven by the 29% increase in gas gathering throughput volumes from the year ago quarter and the higher compression and gathering fees payable by Quest Energy under the midstream services agreement that was adjusted on January 1, 2008 as well as a $4.9 million contribution from KPC Pipeline which was acquired on November 1, 2007.
Pipeline operating costs, were $1.04 per Mcf for first quarter 2008, up 13% from $0.92 per Mcf for first quarter 2007. The increase in operating costs was due to the delivery of additional compressors in anticipation of increased pipeline volumes, the number of wells completed and operated during the year, the increased miles of pipeline in service, the increase in property taxes, and the operations of KPC pipeline. Quest anticipates operating costs to decrease on a per Mcf basis in 2008 due to the increased volumes forecasted from new wells completed in 2007 and those planned for 2008.
New Ventures Update
Quest Resource develops early-stage and/or unconventional plays through its wholly-owned New Ventures group. The group draws on the expertise of Quest Resource’s technical team to pursue higher risk/higher return potential exploration projects. New Ventures holds approximately 22,000 net undeveloped acres in southwest Pennsylvania (Somerset County) that is prospective for the Marcellus Shale. The group has drilled and completed and is testing its first well on the acreage and is encouraged by the early results. New Ventures will continue to evaluate the test results and is considering additional development of the acreage.
Management Guidance
Quest Resource provided the following guidance with respect to the distributions it expects to receive from Quest Energy and Quest Midstream and for certain expenses not associated with the partnerships. The guidance range for Total Distributions from Affiliates was changed from $23.5 mm to $25 mm to reflect Quest Energy’s first quarter distribution increase.

(all amounts in $mm)	2Q08E			FY 2008E

Quest Energy Partners Distributions	5.0	—	5.5	20.0	—	22.0

Quest Midstream Partners Distributions	0.1	—	0.5	3.0	—	4.0

Total Distributions from Affiliates	5.1	—	6.0	23.0	—	26.0

General & Administrative	0.5	—	1.0	2.0	—	2.5

Net Interest Expense	0.8	—	1.0	3.0	—	3.5

Capital Expenditures (1)	1.0	—	1.5	2.0	—	3.0

(1)	Represents anticipated capital expenditures for new well development outside the Cherokee Basin.
Management Comment
Jerry Cash, Chairman, President, and Chief Executive Officer of Quest Resource, said, “We are pleased to report record results for the first quarter 2008. Adjusted EBITDA and distributable cash flow of Quest Energy exceeded the high-end of our guidance ranges due to lower than projected operating costs and higher realized natural gas prices. We continue to lower costs through operating efficiency improvements and benefit from our fully integrated approach to developing our extensive land position in the Cherokee Basin. We successfully drilled 118 gross wells and completed 101 gross wells in the Cherokee Basin out of the 325 gross wells planned for the year. Our drilling program and $9.5 million purchase of oil producing properties drove a 34% increase in net sales volumes from the year ago quarter and our interstate pipeline purchase contributed to record performance for Quest Midstream. We currently intend to use the distributions from our two master limited partnerships to create value for Quest Resource shareholders through higher risk exploration projects that have the potential to generate higher rates of return than the natural gas and oil development projects being conducted by Quest Energy and/or debt reduction.”
Conference Call
Quest will host a conference call to discuss 2008 first quarter operating and financial results on Tuesday, May 20, 2008 at 11:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:	877-604-9665 (US/Canada) and 719-325-4920 (International) Passcode: 6804172

Internet:	Live and rebroadcast over the Internet: simply log on to www.qrcp.net.

Replay:	Available through May 30, 2008 at 888-203-1112 (US/Canada) and 719-457-0820 (International) using passcode 6804172 and at www.qrcp.net.
About Quest Resource Corporation
Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.
Quest Energy Partners, L.P. was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.
Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.
Forward-Looking Statements
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. In addition, there can be no assurance that the merger of Quest and Pinnacle will be approved by their respective shareholders. These risks, and other risks are detailed in Quest’s filings with the Securities and Exchange Commission, including risk factors listed in Quest’s latest annual report on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income (loss) plus:
•	net interest expense;

•	depreciation, depletion and amortization expense;

•	gain (loss) on sale of assets;

•	provision for impairment of gas and oil properties;

•	cumulative effect of accounting change, net of tax;

•	change in derivative fair value; and

•	non-cash compensation expense.
Adjusted EBITDA is a significant performance metric used by Quest management, and by external users of Quest’s financial statements, such as investors, commercial banks, research analysts and others, to assess (prior to the establishment of any cash reserves) the cash distributions Quest Energy and Quest Midstream expect to pay their unitholders. Specifically, this financial measure indicates whether or not the partnership’s are generating cash flow at a level that can sustain or support an increase in their quarterly distribution rates without regard to the impact of financing methods, capital structure or historical cost basis of their assets.
Adjusted EBITDA also is used as a supplemental liquidity measure by Quest’s management, and by external users of Quest’s financial statements, such as investors, commercial banks, research analysts and others, to assess the ability of Quest’s assets to generate cash sufficient to pay interest costs, support its indebtedness, and the ability of Quest Energy and Quest Midstream to make distributions to their unitholders. Adjusted EBITDA is also used in calculating the financial covenants under the credit agreements for each of Quest Resource, Quest Midstream and Quest Energy.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Adjusted EBITDA does not include interest expense, income taxes, depreciation and amortization expense, change in derivative fair value or non-cash compensation expense. Because Quest Resource, Quest Energy and Quest Midstream have borrowed, and intend to borrow, money to finance their operations, interest expense is a necessary element of Quest’s overall costs. Because Quest Resource, Quest Energy and Quest Midstream use capital assets, depreciation and amortization are also necessary elements of Quest’s overall costs. Because Quest Resource and Quest Energy have used, and intend to use, derivative contracts to hedge their exposure to commodity prices, changes in the fair value of those contracts is also a necessary element of Quest’s overall costs. Because Quest Resource, Quest Energy and Quest Midstream have used, and intend to use, non-cash equity awards as part of their overall compensation package for executive officers and employees, non-cash compensation expense is a necessary element of Quest’s overall costs. Due to fluctuations in commodity prices, Impairments of oil and gas properties may at times be a material element of Quest’s business. In the future, income taxes may become a material element of Quest’s business. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, Quest management believes that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate Quest’s financial performance and liquidity.
Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.

Reconciliation of Net Income (Loss) to Adjusted EBITDA ($ in thousands)

	Three Months Ended
	March 31,
	2008	2007
Net income (loss)	(11,643)	(3,311)
Minority interest	(6,050)	434
Net interest expense	5,107	6,936
Change in unrealized derivative value	23,831	464
Depreciation, depletion, and amortization[1]	13,575	8,528
(Gain) loss on sale of assets	(57)	(65)
Non-cash stock compensation	1,561	488

Adjusted EBITDA	26,324	13,474

(1)	Includes depreciation and amortization expense associated with company owned equipment which is included in oil and gas production costs.
Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA ($ in thousands)

	Three Months Ended
	March 31,
	2008	2007
Net cash from operating activities	9,310	10,383
Net interest expense	5,107	6,936
Change in current assets and liabilities	12,331	(3,304)
Other net cash changes	(424)	(541)

Adjusted EBITDA	26,324	13,474